Exhibit 4.3

Execution Copy

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 26, 2026, among WOLFSPEED, INC., a Delaware corporation (the “Issuer”), the SUBSIDIARY GUARANTOR party hereto (the “Subsidiary Guarantor”) and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”) under the Indenture referred to below.

W I T N E S S E T H :

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee and the Collateral Agent an indenture, dated as of September 29, 2025 (the “Existing Indenture”, and as supplemented by this Supplemental Indenture, and as further amended, supplemented or otherwise modified from time to time after the date hereof, the “Indenture”), governing the Issuer’s outstanding Senior Secured Notes due 2030 (the “Notes”);

WHEREAS, pursuant to Section 13.01(b) of the Existing Indenture, the Existing Indenture may be amended and provisions of the Existing Indenture may be waived, in each case pursuant to a supplemental indenture entered into by the Issuer, the Subsidiary Guarantor and the Trustee and the Collateral Agent (with the consent of the Required Noteholder Parties);

WHEREAS, the Issuer has informed the Trustee of its intention to incur up to $600,000,000 aggregate principal amount of new 1.5 lien convertible senior secured notes on the effective date of this Supplemental Indenture, the net proceeds of which will be used by the Issuer to redeem a portion of the Notes, in each case, as more fully set forth herein;

WHEREAS, in connection with the foregoing, the Issuer and the Subsidiary Guarantor have requested amendments and waivers to certain provisions of the Existing Indenture, as more fully set forth herein;

WHEREAS, the entry into this Supplemental Indenture has been duly authorized by resolutions adopted by the Board of Directors of the Issuer;

WHEREAS, pursuant to Section 13.01 and Section 13.04 of the Existing Indenture, the Note Parties, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture;

WHEREAS, the Issuer has complied with all conditions precedent and covenants in the Existing Indenture relating to the execution and delivery of this Supplemental Indenture and has delivered to the Trustee and Collateral Agent an Officer’s Certificate and Opinion of Counsel with respect thereto; and

WHEREAS the Issuer has requested that the Trustee and the Collateral Agent execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Note Parties, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the holders of the Notes and any additional Notes that may be issued after the date hereof in accordance with the Indenture as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Indenture. The rules of interpretation set forth in the Indenture shall be applied hereto as if set forth in full herein.

2. Amendment to Existing Indenture.

(a) Section 1.01 of the Existing Indenture is hereby amended by adding the following defined terms in the proper alphabetical order:

“1.5 Lien Convertible Notes” means the Issuer’s 1.5 Lien Convertible Senior Secured Notes issued under the 1.5 Lien Convertible Notes Indenture.”

“1.5 Lien Convertible Notes Indenture” means that certain Indenture, by and among the Issuer, as issuer, the guarantors party thereto from time to time and U.S. Bank Trust Company, National Association, as indenture trustee and as collateral agent, governing the 1.5 Lien Convertible Notes, as such document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Indenture.”

“First Lien/1.5 Lien Intercreditor Agreement” means that certain First Lien/1.5 Lien Intercreditor Agreement, by and among U.S. Bank Trust Company, National Association (“U.S. Bank”), as First Lien Notes Trustee, as First Lien Collateral Agent and as First-Priority Collateral Agent (each as defined therein), U.S. Bank, as 1.5 Lien Notes Trustee, 1.5 Lien Notes Collateral Agent and as initial Controlling 1.5-Priority Collateral Agent (each as defined therein), and the Issuer, substantially in the form attached as Exhibit A to the First Supplemental Indenture, and as consented to by the Subsidiary Grantors (as defined therein) in the Consent of Subsidiary Grantors (each as defined therein), as such First Lien/1.5 Lien Intercreditor Agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Indenture.”

“First Supplemental Indenture” means that certain First Supplemental Indenture, dated as of March 26, 2026, by and among the Issuer, the Subsidiary Guarantors party thereto, the Trustee and the Collateral Agent.”

(b) The definition of “Convertible Notes” in Section 1.01 of the Existing Indenture is hereby deleted in its entirety and replaced with the following:

“Convertible Notes” means, collectively, (i) the Second Lien Convertible Notes, (ii) the Second Lien Renesas Notes, (iii) the 1.5 Lien Convertible Notes and (iv) any other debt securities issued by the Issuer from time to time permitted to be incurred under the terms of this Indenture that are convertible into common stock of the Issuer (and cash in lieu of fractional shares) and/or cash or any combination thereof (in an amount determined by reference to the price of such common stock).”

(c) Section 1.01 of the Existing Indenture is hereby amended by adding a new sentence to the end of the definition of “Junior Financing” as follows:

“The 1.5 Lien Convertible Notes shall constitute Junior Financing.”

(d) The definition of “Material Indebtedness” in Section 1.01 of the Existing Indenture is hereby deleted in its entirety and replaced with the following:

“Material Indebtedness” means (i) Indebtedness (other than Notes) of any one or more of the Issuer or any Subsidiary in an aggregate principal amount exceeding $75,000,000, (ii) Indebtedness under any Second Lien Indenture and (iii) Indebtedness under the 1.5 Lien Convertible Notes Indenture.”

(e) The definition of “Permitted Junior Intercreditor Agreement” in Section 1.01 of the Existing Indenture is hereby deleted in its entirety and replaced with the following:

“Permitted Junior Intercreditor Agreement” means, with respect to any Liens on Collateral that are intended to be junior to any Liens on the Collateral securing the Note Obligations, the First Lien/Second Lien Intercreditor Agreement, the First Lien/1.5 Lien Intercreditor Agreement or any other intercreditor agreement in form and substance satisfactory to the Issuer and the Required Noteholder Parties in their sole discretion.”

(f) The definition of “Permitted Refinancing Indebtedness” in Section 1.01 of the Existing Indenture is hereby deleted in its entirety and replaced with the following:

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs and fees, commissions and expenses), (b) (i) the final maturity date of such Permitted Refinancing Indebtedness is after the final maturity date of the Indebtedness being Refinanced and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness (excluding customary amortization) is greater than or equal to the lesser of (x) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (y) the Weighted Average Life to Maturity of the Notes then outstanding, (c) if the Indebtedness being Refinanced is subordinated in right of payment and/or in lien priority to the Note Obligations under this Indenture, such Permitted Refinancing Indebtedness shall be subordinated in right of payment and/or in lien priority, as applicable, to such Note Obligations on terms not materially less favorable to the Noteholder Parties as those contained in the documentation governing the Indebtedness being Refinanced (it being understood that secured Indebtedness may be Refinanced with unsecured Indebtedness), (d) no Permitted Refinancing Indebtedness shall have obligors that are not (or would not have been) obligated with respect to the Indebtedness being so Refinanced (provided that any Note Party may be an obligor for the Permitted Refinancing Indebtedness of any other Note Party), (e)(i) no Permitted Refinancing Indebtedness may be secured Indebtedness if the Indebtedness being Refinanced is unsecured Indebtedness as of the Closing Date, (ii) no Permitted Refinancing Indebtedness may be secured by any collateral that did not secure the Indebtedness being Refinanced as of the Closing Date and (iii) no Permitted Refinancing Indebtedness may have a higher payment or Lien priority than the Indebtedness being Refinanced, (f) the other terms of such Permitted Refinancing Indebtedness (other than interest rates, fees, floors, funding discounts and redemption or prepayment premiums and other pricing terms) are substantially similar to, or not more restrictive to the Issuer and its Subsidiaries than, the terms applicable to the Notes (except for (1) covenants or other provisions applicable only to periods after the Maturity Date or (2) those that are otherwise reasonably acceptable to the Issuer and the Required Noteholder Parties (or, if more restrictive, the Note Documents are amended, prior to or concurrently with such Refinancing, to contain such more restrictive terms to the extent required to satisfy the foregoing standard)), (g) at the time of such Refinancing, no Default or Event of Default shall have occurred or be continuing and (h) no Permitted Refinancing Indebtedness shall permit or require scheduled interest payments in cash in excess of 10.00% per annum (with variable interest rates converted to fixed rates based on implied forward interest rate curve for purposes of such determination). Subject to the foregoing conditions, Permitted Refinancing Indebtedness may also be incurred in respect of any Indebtedness that constitutes Discharged Indebtedness.

(g) Section 8.01(s) of the Existing Indenture is hereby deleted in its entirety and replaced with the following:

“(s) Indebtedness under the 1.5 Lien Convertible Notes Indenture in respect of the 1.5 Lien Convertible Notes issued on the effective date of the First Supplemental Indenture in an aggregate principal amount not to exceed $6600,000,000; provided that, (w) the Liens securing any Indebtedness incurred in reliance on this clause (s) shall be junior to the Liens securing the Note Obligations, (x) Indebtedness incurred in reliance on this clause (s) shall have no borrower, issuer or obligor in respect thereof that is not the Issuer or a Subsidiary Guarantor, (y) Indebtedness incurred in reliance on this clause (s) shall not be secured by any assets or property that are not Collateral and (z) Indebtedness incurred in reliance on this clause (s) (1) shall have a final maturity date that is no earlier than December 31, 2030, (2) shall have an interest rate not greater than 7.00% per annum, (3) shall have no amortization or required principal payments while the Notes remain outstanding and (4) shall have covenants (not including Section 3.12(B)(xviii) of the 1.5 Lien Convertible Notes Indenture), events of default and other material terms (not including any conversion terms or redemption/repurchase mechanics) that are not more restrictive to the Issuer and its Subsidiaries than the covenants, events of default and other material terms applicable to the Second Lien Notes outstanding on the Closing Date (as determined in good faith by the Issuer) so long as such Second Lien Notes remain outstanding;”

(h) The last sentence of Section 8.01 of the Existing Indenture is hereby deleted in its entirety and replaced with the following:

“Notwithstanding the foregoing, (1) all Indebtedness outstanding under the Second Lien Convertible Notes Indenture shall at all times be deemed to have been incurred in reliance on Section 8.01(r)(i), (2) all Indebtedness outstanding under the Second Lien Renesas Notes Indenture shall at all times be deemed to have been incurred in reliance on Section 8.01(r)(ii), (3) all Indebtedness outstanding under the Second Lien Takeback Notes Indenture shall at all times be deemed to have been incurred in reliance on Section 8.01(r)(iii) and (4) all Indebtedness outstanding under the 1.5 Lien Convertible Notes Indenture shall at all times be deemed to have been incurred in reliance on Section 8.01(s) and, in each case, may not be so reclassified or divided.”

(i) Section 8.02(j) of the Existing Indenture is hereby deleted in its entirety and replaced with the following:

“(j) (x) first-priority Liens on the Siler City Assets securing DOE Financing permitted under Section 8.01(l)(x) and (y) first-priority Liens on the Siler City Assets representing a federal interest and security interest in favor of the United States Department of Commerce, the CHIPS Program Office or any other Governmental Authority of the United States securing obligations permitted under Section 8.01(l)(y), so long as, in each case, the Note Obligations are secured on a second-priority basis on such assets and such Indebtedness or other obligations is subject to an Acceptable Intercreditor Agreement (for the avoidance of doubt the parties agree that if first-priority Liens on the Siler City Assets were granted pursuant to either of the foregoing clauses, the Liens securing the Second-Priority Obligations (as defined in the First Lien/Second Lien Intercreditor Agreement) or the 1.5-Priority Obligations (as defined in the First Lien/1.5 Lien Intercreditor Agreement) would be permitted to be secured as it relates to the Siler City Assets by Liens that are junior to the Liens on such Collateral securing the Note Obligations);”

(j) Section 8.02(y) of the Existing Indenture is hereby deleted in its entirety and replaced with the following:

“(y) Liens on Collateral securing Indebtedness incurred under Section 8.01(s); provided that, such Liens shall be junior to the Liens securing the Note Obligations and shall be subject to a Permitted Junior Intercreditor Agreement;”

(k) Section 8.09(b)(i)(B) of the Existing Indenture is hereby deleted in its entirety and replaced with the following:

“(B) payments of regularly-scheduled interest due on any Junior Financing (i) that is issued and outstanding on the Closing Date, (ii) that is issued following the Closing Date in the principal amount and with the interest rate set forth in the Bankruptcy Plan, (iii) in respect of 1.5 Lien Convertible Notes or (iv) that constitutes Permitted Refinancing Indebtedness in respect of any Junior Financing referred to in clauses (i), (ii) or (iii) of this Section 8.09(b)(i)(B) solely to the extent such Permitted Refinancing Indebtedness has an interest rate and a cash component of any interest rate, in each case, equal to or less than the Junior Financing it Refinanced;”

(l) Section 8.09(c)(B) of the Existing Indenture is hereby deleted in its entirety and replaced with the following:

“(B) (i) contractual encumbrances or restrictions in effect on the Closing Date, including under the Second Lien Indentures and any other Indebtedness existing on the Closing Date and set forth on Schedule 8.01 and (ii) contractual encumbrances or restrictions under the 1.5 Lien Convertible Notes Indenture;”

(m) Section 8.11 of the Existing Indenture is hereby deleted in its entirety and replaced with the following:

“The Note Parties shall not, in the aggregate, as of the last day of any calendar month have less than the Minimum Liquidity Threshold of cash and Permitted Investments that are (a) not classified as “restricted” on the balance sheet of the Note Parties as of such date (other than in favor of the Note Obligations, the 1.5 Lien Convertible Notes and the Second Lien Notes (and any Permitted Refinancing Indebtedness in respect thereof)), (b) not subject to any Lien other than any Lien permitted pursuant to Section 8.02(b), 8.02(w) or 8.02(y) or Lien of the type referred to in Section 8.02(n) or (o) in favor of the related bank or financial institution and (c) subject to Section 7.14, maintained in Deposit Accounts and Securities Accounts in the name of a Note Party in the United States (or in any foreign jurisdiction where the Collateral Agent has been granted a perfected first lien security interest) as of such date, which cash or Permitted Investments are subject to an Account Control Agreement providing for springing control to the Collateral Agent upon the issuance of a notice of exclusive control or other similar notice (it being agreed that the Collateral Agent would have the right to issue such notice only upon and during the continuance of any Control Triggering Event) (such eligible cash and Permitted Investments, the “Qualified Cash”). The Note Parties shall not at any time knowingly allow, or knowingly take any action to cause, the amount of Qualified Cash held by the Note Parties to be below the amount which would be required by this Section 8.11 as of the last day of the current calendar month (including as a result of the cash and Permitted Investments held by the Note Parties not satisfying the requirements of this Section 8.11). To the extent that the Note Parties have actual knowledge that the amount of Qualified Cash held by the Note Parties at any time is below the amount which would be required by this Section 8.11 as of the last day of the current calendar month (including as a result of any cash and Permitted Investments held by the Note Parties not satisfying the requirements of this Section 8.11), (x) except for the making of any payments or deposits required to operate the Issuer’s business in the ordinary course and consistent with past practice, the Note Parties shall not allow, or take any action to cause, the amount of Qualified Cash held by the Note Parties to be reduced any further or any Qualified Cash held by the Note Parties to cease to satisfy the requirements of this Section 8.11 and (y) the Note Parties and their Subsidiaries shall use their reasonable best efforts to promptly increase the amount of Qualified Cash held by the Note Parties to an amount equal to (or greater than) the amount of Qualified Cash that would be required to be held by the Note Parties pursuant to this Section 8.11 as of the last day of the current calendar month and cause all cash and Permitted Investments held by the Note Parties to satisfy the requirements of this Section 8.11.”

(n) The second paragraph of Section 15.09 of the Existing Indenture is hereby deleted in its entirety and replaced with the following:

“The Noteholder Parties and the other Secured Parties hereby authorize and instruct the Trustee and the Collateral Agent to, without any further consent of any Noteholder Party or any other Secured Party (other than the reasonable consent of the Required Noteholder Parties to the form of any Acceptable Intercreditor Agreement), enter into (or acknowledge and consent to) any Acceptable Intercreditor Agreement that is contemplated by Section 8.02(j) or any Permitted Junior Intercreditor Agreement that is contemplated by Sections 8.02(w) or 8.02(y) with the collateral agent or other representatives of the holders of Indebtedness or other obligations that is to be secured by a Lien on the Collateral that is expressly permitted (including with respect to priority) under this Indenture and to subject the Liens on the Collateral securing the Note Obligations to the provisions thereof. The Noteholder Parties and the other Secured Parties agree that (x) the Trustee and the Collateral Agent may rely exclusively on an Officer’s Certificate of the Issuer as to whether any such other Liens are expressly permitted and that all covenants and conditions precedent to the execution of such Intercreditor Agreement have been complied with and (y) any Intercreditor Agreement entered into by the Trustee or the Collateral Agent in compliance with the terms of this Indenture shall be binding on the Secured Parties, and each Noteholder Party and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into in compliance with the terms of this Agreement and if applicable, any Intercreditor Agreement. The foregoing provisions are intended as an inducement to any provider of any Indebtedness or other obligations expressly permitted by Section 8.01 hereof to extend credit to the Note Parties and such persons are intended third-party beneficiaries of such provisions. For the avoidance of doubt, this Section 15.09 shall not limit in any manner the right of the Required Noteholder Parties to reasonably agree to the form and substance of any Intercreditor Agreement.”

(o) Section 15.11(a) of the Existing Indenture is hereby deleted in its entirety and replaced with the following:

“(a) (i) Each Noteholder Party, by its signature hereto or acceptance of Notes, consents and agrees to the terms of each Security Document and each Intercreditor Agreement as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Trustee and/or the Collateral Agent to enter into each Intercreditor Agreement permitted by the terms of this Indenture and the Security Documents to which it is a party, authorizes and empowers the Trustee to direct the Collateral Agent to enter into, and the Collateral Agent to execute and deliver, the Security Documents and each Intercreditor Agreement permitted hereunder and authorizes and empowers the Trustee and the Collateral Agent to bind the holders of Notes and other holders of Note Obligations as set forth in the Security Documents to which it is a party and each Intercreditor Agreement permitted hereunder and to perform its obligations and exercise its rights and powers thereunder;

(ii) The Trustee is directed to consent to the Issuer’s request to designate the 1.5 Lien Convertible Notes as Other First-Priority Obligations (as defined in the First Lien/Second Lien Intercreditor Agreement), as set forth in the First Lien/Second Lien Intercreditor Agreement.”

3. Waiver to Existing Indenture. Section 3.01(d) of the Existing Indenture requires that prior to any optional redemption of the Notes pursuant to Section 3.02(a) of the Existing Indenture, a notice of redemption must be delivered, at least ten (10) days but nor more than 60 days before the redemption date to each Noteholder of the Notes to be redeemed. Solely with respect to such notice of redemption to be delivered in connection with the incurrence of the 1.5 Lien Convertible Notes, such ten (10) day requirement is waived and replaced with a five (5) day requirement.

4. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Existing Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Noteholder heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Reaffirmation. Each of the Note Parties (i) hereby consents to the modification to the Existing Indenture pursuant to this Supplemental Indenture and the transactions contemplated thereby and (ii) hereby confirms its respective guarantees, pledges, grants of security interests and other obligations, as applicable, under and subject to the terms of each of the Note Documents to which it is party, and (iii) agrees that, notwithstanding the effectiveness of this Supplemental Indenture or any of the transactions contemplated thereby, such guarantees, pledges, grants of security interests and other obligations, and the terms of each of the Note Documents to which it is a party, are not impaired or adversely affected in any manner whatsoever and shall continue to be in full force and effect and shall continue to guaranty and secure in accordance with their respective terms all of the Note Obligations as amended, restated, increased and/or extended. In furtherance of the foregoing, each Note Party (a) does hereby continue to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all collateral (howsoever defined) described in any Security Document as security for the Note Obligations, as amended, restated, increased and/or extended pursuant to this Supplemental Indenture and (b) subject to the guarantee limitations provided in the Note Documents, does hereby continue to jointly and severally, unconditionally, absolutely, continually and irrevocably guarantee to the Trustee for the benefit of the Secured Parties the payment and performance in full of the Note Obligations.

6. Effectiveness. This Supplemental Indenture will not be effective or binding until the satisfaction of the following conditions:

(a)	The Trustee shall have received copies of the following, each in agreed form and executed by each of the applicable parties thereto:

(i) this Supplemental Indenture by each of the Note Parties; and

(ii) the Officer’s Certificate (and related authorizing resolutions) of the Issuer and the Subsidiary Guarantor and an Opinion of Counsel pursuant to Sections 13.04, 16.02 and 16.03 of the Existing Indenture.

(b)

Substantially concurrently with the incurrence of the 1.5 Lien Convertible Notes, the Issuer shall have optionally redeemed Notes pursuant to Section 3.02(a) of the Existing Indenture (after giving effect to the waiver set forth in Section 3 above) in an aggregate principal amount equal to (x) the aggregate principal amount of 1.5L Convertible Notes issued plus (y) the gross proceeds received from any substantially concurrent sale of Equity Interests at a redemption price equal to (i) the Make-Whole Redemption Price plus (ii) an additional amount per Note so redeemed equal to the amount of interest that would have accrued on such Note during the five calendar days following the redemption date (i.e., assuming that such Note had been redeemed on a date that is five calendar days after the actual redemption date).

(c)

The Noteholders and Trustee shall have received, to the extent invoiced at least one Business Day prior to the date hereof, reimbursement or payment of all reasonable and documented out-of-pocket fees and expenses (including the reasonable legal fees and costs of Paul, Weiss, Rifkind, Wharton & Garrison LLP and Alston & Bird LLP) required to be reimbursed or paid by the Note Parties hereunder or under any Note Document on or prior to the date hereof (including in connection with the negotiation and preparation of this Supplemental Indenture and the transactions contemplated hereby or in connection herewith).

7. Governing Law. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

8. Trustee and Collateral Agent Make No Representation / Reliance. In entering into this Supplemental Indenture, the Trustee and the Collateral Agent (a) have relied upon the certifications, statements and opinions set forth in the Officer’s Certificate and the Opinion of Counsel, and (b) shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, affecting the liability of or affording protection to the Trustee or the Collateral Agent, as applicable, whether or not elsewhere herein so provided. Neither the Trustee nor the Collateral Agent makes any representation as to the validity or sufficiency of this Supplemental Indenture. Neither the Trustee nor the Collateral Agent assumes responsibility for the correctness of (i) the recitals, statements, or representations contained herein, which shall be taken as statements and representations of the Issuer, or (ii) the statements, representations or opinions, as applicable, contained in the Officer’s Certificate and the Opinion of Counsel.

9. Counterparts. This Supplemental Indenture may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective when it shall have been executed by the Note Parties, the Trustee and the Collateral Agent and when the Trustee shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Note Parties, the Trustee, the Collateral Agent and each Noteholder Party and their respective permitted successors and assigns. Delivery of an executed counterpart to this Supplemental Indenture by facsimile transmission (or other electronic transmission) shall be as effective as delivery of a manually signed original.

10. Note Documents. This Supplemental Indenture and all other fee or engagement letters, documents, certificates, instruments or agreements executed and delivered by or behalf of a Note Party for the benefit of any Secured Party, any Agent or any other person in connection herewith shall be Note Documents and all references to a “Note Document” in the Indenture and the other Note Documents shall be deemed to include each of the foregoing.

11. Effect of Headings. Section headings used herein are for convenience of reference only, are not part of this Supplemental Indenture and are not to affect the construction of, or to be taken into consideration in interpreting, this Supplemental Indenture.

12. Severability. In the event any one or more of the provisions contained in this Supplemental Indenture should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

WOLFSPEED, INC.

By:	/s/ Karl Steffen
	Name:	Karl Steffen
	Title:	Vice President and Treasurer

SUBSIDIARY GUARANTOR:

WOLFSPEED TEXAS LLC

By:	/s/ Melissa Garrett
	Name:	Melissa Garrett
	Title:	Secretary

[Signature Page to First Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, SOLELY IN ITS CAPACITIES AS TRUSTEE AND COLLATERAL AGENT

By:	/s/ Wally Jones
	Name:	Wally Jones
	Title:	Vice President

[Signature Page to First Supplemental Indenture]